Exhibit 2.2

AMENDED
CERTIFICATE OF INCORPORATION
OF
ELEGANCE BRANDS, INC.

(Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware)

Elegance Brands, Inc., (the “Corporation”) a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY THAT:

1. The name of this corporation is Elegance Brands, Inc.

2. The Board of Directors and a majority of the issued and outstanding shares of voting common stock of the Corporation do hereby desire to amend the Certificate of Corporation to (i) add in a provision under Article FIFTH A. 4. to allow for the exchange of shares of the Corporation’s Class B common stock for an equal number of shares of Class A Common stock, and (ii) correct Article FIFTH C. so as to effectuate a stock split of 6.35375-for-one, instead of a stock-split of 6.375-for-one as had been set forth in the Corporation’s amended and restated certificate of incorporation dated April 8, 2020.

3. The Board of Directors and the holders of a majority of the issued and outstanding shares of voting common stock of the Corporation have duly adopted resolutions proposing to amend the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and in the best interests of the Corporation and its stockholders, and authorizing the appropriate officers of the Corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment is as follows:

Fifth:

A. Common Stock

4. Holders of Class B Common Stock shall have the right, at any time and from time to time, to exchange shares of Class B Common Stock for an equal number of shares of Class A Common Stock.

C. STOCK SPLIT

The holders of a majority of the shares of the voting Common Stock of the Corporation issued and outstanding as of the date of this Amended and Restated Certificate of Incorporation and the Board of Directors of the Corporation have authorized, a 6.35375-for-1 forward stock split (the “Stock Split”) for each share of Common Stock outstanding as of the September 11, 2019 date of filing of the Latest Amendment with the Secretary of State of the State of Delaware (the “Effective Date”); with such Stock Split to also apply to all shares of Common Stock that were previously issued prior to the Effective Date and which shall be issued following such Effective Date. As a result of such Stock Split, each one full share of issued and outstanding Class A Common Stock and each one full share of issued and outstanding Class B Common Stock immediately prior to the Effective Date shall, without any further action on the part of the Corporation or the holders of Class A Common Stock or the holders of Class B Common Stock, become 6.35375 shares of Class A Common Stock and 6.35375 shares of Class B Common Stock, respectively. The Stock Split does not affect the authorized capital stock of the Corporation, or the $0.0001 par value of such capital stock, as set forth in ARTICLE FIFTH of this Amended and Restated Certificate of Incorporation.

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All certificates representing shares of Common Stock issued and outstanding immediately prior to the Effective Date and all shares of Common Stock that have been registered or are to be registered on or following the Effective Date, based on sales of Common Stock on the records of the Transfer Agent of the Corporation, shall immediately represent the applicable number of shares of Common Stock after giving effect to the aforesaid 6.35375-for-1 Split Stock. Notwithstanding the foregoing, any holder of Common Stock may (but shall not be required to) surrender his, her or its stock certificate or certificates to the Corporation, and upon such surrender the corporation will issue a certificate for the correct number of shares of Common Stock to which the holder is entitled under the provisions of this Amended and Restated Certificate of Incorporation.

I, THE UNDERSIGNED, as Chief Executive Officer of the Corporation, and duly authorized by the board of directors and stockholders of the Corporation, for the purpose of amending the Certificate of Incorporation of the Corporation pursuant to the General Corporation Law, do hereby execute this Amended Certificate of Incorporation, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my signature as of this 13th day of April 2020.

/s/ Amit Raj Beri
Amit Raj Beri
Chief Executive Officer

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